Exhibit 99.1

PRESS RELEASE

DREAMWORKS ANIMATION REPORTS

THIRD QUARTER 2007 FINANCIAL RESULTS

Glendale, California – October 30, 2007 – For the quarter ended September 30, 2007, DreamWorks Animation SKG, Inc. (NYSE:DWA) reported total revenue of $160.8 million and net income of $47.0 million, or $0.47 per share on a fully diluted basis. This compares to revenue of $55.6 million and net income of $10.5 million, or $0.10 per share on a fully diluted basis, for the same period in 2006.

Shrek the Third was once again the largest driver of the quarter, contributing approximately $92.1 million in revenue, primarily from its significant international box-office receipts in the period. To date, the film has reached approximately $793 million in box office on a worldwide basis, making it the third highest-grossing animated film of all time.

“We are extremely pleased with the theatrical results of Shrek the Third – especially with its performance overseas, where it has nearly equaled the box office success of Shrek 2,” stated Jeffrey Katzenberg, CEO of DreamWorks Animation. “Shrek the Third is now one of the most successful animated films of all time and demonstrates that our franchise is one of the strongest in movie history.”

The Company’s 2006 summer release, Over the Hedge, contributed approximately $17.8 million of revenue, driven largely from the start of its release in international pay television as well as its continued performance in the home video market. Through the third quarter of 2007, Over the Hedge has reached an estimated 14.2 million units shipped, net of actual returns and estimated future returns. Flushed Away, the Company’s second release of 2006, delivered $17.3 million in revenue, driven largely by its release in domestic pay television as well as its continued performance in the home video market. Flushed Away has reached approximately 5.7 million home video units shipped, net of actual returns and estimated future returns, by the end of the third quarter. The Company’s 2005 releases, Wallace and Gromit: Curse of the Were-Rabbit and Madagascar, contributed third quarter revenue of $3.9 million and $5.8 million, respectively. The remaining film library contributed $23.9 million in revenue for the quarter, which was driven by both Shrek 2 and Shark Tale international free television as well as continued catalog home video performance.

Cost of revenue for the third quarter of 2007 equaled $70.0 million while SG&A totaled $23.8 million, including $6.3 million of stock compensation expense. The year over year increase in SG&A is primarily related to higher employee-related costs, including the Company-wide incentive bonus plan and increased stock compensation expense, both of which were impacted by the better performance of our 2007 films, as well as professional fees.

Results for the quarter also included a tax benefit related to the Company’s tax sharing agreement with a stockholder of approximately $25.8 million, which resulted in a lower effective tax rate. This benefit was partially offset by a $22.0 million increase in the income tax benefit payable to the stockholder as per the agreement, resulting in an overall net increase to net income of $3.9 million or approximately $0.04 per share on a fully diluted basis.

Looking ahead, the Company reiterated its expectation that revenue for the fourth quarter will be primarily driven by the home video performance of Shrek the Third, which will be released domestically on November 13, 2007.

The Company’s next theatrical release, Bee Movie, opens domestically on November 2, 2007. As is typical for most of its films’ theatrical releases, the Company does not anticipate generating significant revenue in the fourth quarter from this title, as its distributor will likely not have recouped the upfront marketing and distribution costs.

Also in the fourth quarter, the Company’s first-ever televised holiday special, Shrek the Halls, will debut on ABC on November 28, 2007. The Company expressed that this additional product will not have a material financial impact on the fourth quarter.

In addition to financial results, the Company announced that it has slated as its fall 2010 theatrical release a superhero send-up acquired under the working title of Master Mind. The film will be produced by Lara Breay and Denise Nolan Cascino from Red Hour Films, Ben Stiller’s production company, and directed by Cameron Hood and Kyle Jefferson.

Items related to the earnings release for the third quarter of 2007 will be discussed in more detail on the Company’s third quarter 2007 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, October 30, 2007, at 5:15 p.m. (EDT). Investors can access the call by dialing (888) 428-4479 in the U.S. and (651) 291-5254 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, October 30, 2007. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 890182 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques,

DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company has theatrically released a total of fourteen animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar, Wallace & Gromit: The Curse of the Were-Rabbit, Over the Hedge, Flushed Away, and Shrek the Third. DreamWorks Animation’s newest release, Bee Movie, opens in theaters November 2, 2007.

Contact:

Rich Sullivan

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

**FINANCIAL TABLES ATTACHED**

[FINANCIAL TABLES]

Unaudited Condensed Consolidated Balance Sheets

	September 30, 2007	December 31, 2006
	(In thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$543,684	$506,304
Trade accounts receivable, net of allowance for doubtful accounts	4,257	1,208
Receivable from Paramount, net of reserves for returns and allowance for doubtful accounts	17,096	122,403
Film costs, net	573,333	502,440
Property, plant and equipment, net of accumulated depreciation and amortization	84,251	83,416
Deferred taxes, net	34,687	3,590
Goodwill	34,216	34,216
Prepaid expenses and other assets	52,664	26,892

Total assets	$1,344,188	$1,280,469

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$7,797	$5,021
Payable to stockholder	32,125	6,436
Accrued liabilities	103,327	52,516
Income taxes payable	38,928	3,173
Advances and unearned revenue	48,356	57,164
Obligations under capital leases	646	1,335
Bank borrowings and other debt	119,688	118,615

Total liabilities	350,867	244,260
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Stockholders’ equity	990,380	1,033,268

Total liabilities and stockholders’ equity	$1,344,188	$1,280,469

Unaudited Condensed Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(In thousands, except per share amounts)
Operating revenue	$160,751	$55,584	$476,950	$190,566
Costs of revenue	70,028	29,739	234,152	97,194

Gross profit	90,723	25,845	242,798	93,372
Selling, general and administrative expenses	23,826	16,966	77,062	56,936

Operating income	66,897	8,879	165,736	36,436
Interest income, net	6,571	6,984	19,224	17,506
Other income, net	1,478	1,452	4,361	4,393
Decrease (increase) in income tax benefit payable to stockholder	(21,968)	3,851	(51,694)	(3,764)

Income before provision for income taxes	52,978	21,166	137,627	54,571
Provision for income taxes	5,936	10,699	13,407	18,112

Net income	$47,042	$10,467	$124,220	$36,459

Basic net income per share	$0.47	$0.10	$1.22	$0.35
Diluted net income per share	$0.47	$0.10	$1.22	$0.35
Shares used in computing net income per share
Basic	99,367	103,250	101,593	103,235
Diluted	99,891	103,432	102,043	103,663

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2007	2006
	(In thousands)
Operating activities
Net income	$124,220	$36,459
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film costs	219,949	92,832
Stock compensation expense	25,467	16,058
Depreciation and amortization	6,829	6,303
Revenue earned against advances and unearned revenue	(65,478)	(39,738)
Deferred taxes, net	(26,953)	50,405
Change in operating assets and liabilities:
Trade accounts receivable	(3,049)	8,762
Receivable from Distributor for Distribution and Services Agreements	105,307	149,958
Film costs	(291,960)	(197,974)
Prepaid expenses and other assets	(27,073)	(8,458)
Payable to stockholder	29,852	(26,090)
Accounts payable and accrued liabilities	53,403	(773)
Income taxes payable, net	24,306	(3,384)
Advances and unearned revenues	60,512	50,195

Net cash provided by operating activities	235,332	134,555

Investing activities
Purchases of property, plant, and equipment	(5,466)	(1,307)

Net cash provided used in investing activities	(5,466)	(1,307)

Financing activities
Payments on capital leases	(689)	(635)
Receipts from exercise of stock options	1,340	697
Excess tax benefits from employee equity awards	1,219	393
Purchase of treasury stock	(194,356)	(1,532)
Paramount signing bonus deemed a contribution from controlling stockholders	—	75,000
Repayment of Universal Studios advances	—	(75,000)

Net cash used in financing activities	(192,486)	(1,077)

Increase in cash and cash equivalents	37,380	132,171
Cash and cash equivalents at beginning of period	506,304	403,796

Cash and cash equivalents at end of period	$543,684	$535,967

Supplemental disclosure of cash flow information:
Cash paid (refunded) during the period for income taxes, net	$14,835	$(29,302)

Cash paid during the period for interest, net of amounts capitalized	$—	$123

Supplemental disclosure of non-cash operating activities:
Transfer on January 31, 2006 of net receivable from affiliate to Paramount for Distribution and Services Agreements	$—	$102,509